Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., April 24, 2013 – InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the first quarter ended March 31, 2013 and recent business highlights.

InterMune reported Esbriet® (pirfenidone) revenue in the first quarter of 2013 of $10.5 million, compared with $4.9 million of Esbriet revenue in the same quarter a year earlier. Sequentially, Esbriet revenue in the first quarter of 2013 increased 28 percent from $8.2 million in the fourth quarter of 2012. Esbriet is InterMune’s product indicated in adults for the treatment of mild-to-moderate idiopathic pulmonary fibrosis (IPF).

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “Our launches of Esbriet in Europe continue to meet our expectations as Esbriet revenue in the first quarter of 2013 more than doubled compared with the first quarter of 2012. Esbriet revenue has increased for six consecutive quarters since the first launch of Esbriet in Germany in September 2011, which was followed by launches in other European countries in late 2012. With the recent successful conclusion of pricing and reimbursement processes in Italy, England and Finland, Esbriet is now priced and reimbursed in 12 of our 15 top-priority European countries.

“In January of this year, we completed an important milestone in North America: the completion of enrollment in our confirmatory Phase 3 ASCEND study, which is an important step toward making Esbriet available to IPF patients in the United States,” Mr. Welch added.

Recent Business and Clinical Development Highlights

•	On January 2, 2013, Esbriet became commercially available in Canada. Mild-to-moderate IPF affects an estimated 3,500 to 5,000 Canadians. Approximately one-third of

IPF patients in Canada are covered by private insurance and up to six months are needed to secure coverage for new medicines from the major private insurance companies in Canada. Public (provincial) drug reimbursement plans cover approximately two-thirds of IPF patients in Canada and, on average, about 18 months are needed to secure reimbursement from all 10 provincial governments.

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On January 9, 2013, enrollment was completed in the confirmatory Phase 3 pirfenidone study, ASCEND, designed to support marketing approval in the United States. ASCEND is a double-blind, placebo-controlled trial of 52 weeks duration, followed by an approximate five-week safety follow up, with a primary endpoint of change in Forced Vital Capacity (FVC) between baseline and Week 52. The trial enrolled 555 IPF patients with mild-to-moderate impairment in lung function. InterMune expects that top-line results from the study will be available in the second quarter of 2014.

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On February 19, 2013, InterMune reported that the company and Shionogi & Co., Ltd had reached an agreement regarding the material terms of a settlement of the complaint filed by Shionogi against InterMune. Effective January 1, 2013, InterMune agrees to pay Shionogi a royalty of 4.25% on net sales of Esbriet in the European Union through the remaining period of Orphan Drug exclusivity ending in February 2021. Shionogi waives any claim against InterMune to royalties on Esbriet sales in Canada or in the United States.

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On March 4, 2013, InterMune announced that the Pricing Commission (CPR) of the Italian Drug Agency (AIFA) had agreed to pricing and reimbursement conditions for Esbriet. InterMune anticipates that the launch of Esbriet in Italy will begin following formal approval of the agreement by the Agency Board and publication in the Official Gazette, which is expected in mid-June 2013. The price of Esbriet in Italy will be announced at the time of the publication. In Italy, up to nine months are needed after a new product is launched to address the various regional access procedures before patient access to the product is achieved in every region.

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On March 20, 2013, the health technology appraisal body in England and Wales, NICE, recommended Esbriet® (pirfenidone) for treating IPF patients whose predicted forced vital capacity (FVC) is between 50 percent and 80 percent at the initiation of therapy. The Final Appraisal Determination (FAD) recommends the prescription of Esbriet as long as InterMune makes the Patient Access Scheme (PAS) available. The PAS is a confidential pricing and access agreement with the UK’s Department of Health. The NHS list price for Esbriet is £26,100 per full year of treatment. At current rates of exchange this is equivalent to roughly $39,770 per patient per year. According to the regulations in England, up to 90 days from the publication of the final guidance are required before a new product may be reimbursed in England. Since the official publication of the final NICE guidance occurred today, the company currently plans to launch Esbriet by or before the middle of August.

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Update on Other EU Countries – InterMune currently expects to conclude pricing and reimbursement discussions in Ireland in June and if acceptable terms are agreed, to launch Esbriet in the third quarter. Regarding the remaining two of the company’s 15 top-priority European countries, Spain and the Netherlands, economic conditions in Spain and health care system changes in the Netherlands make it challenging to predict the date by which a company can expect to conclude pricing and reimbursement for a new product. The company currently expects to provide an update on the pricing and reimbursement discussions on Esbriet in Spain and the Netherlands in the fourth quarter of this year.

First Quarter 2013 Financial Results (Unaudited)

InterMune reported total Esbriet revenue in the first quarter of 2013 of $10.5 million, compared with $4.9 million in the first quarter of 2012, an increase of 114 percent. Sequentially, Esbriet revenue in the first quarter of 2013 increased 28 percent from $8.2 million in the fourth quarter of 2012.

Research and development (R&D) expenses in the first quarter of 2013 were $25.9 million compared with $23.2 million in the first quarter of 2012, an increase of 12 percent. Higher R&D expenses reflect increased expenses primarily due to conduct of the ASCEND trial, which enrollment was completed on January 9, 2013.

Selling, general and administrative (SG&A) expenses were $30.0 million in the first quarter of 2013, compared with $26.3 million in the same period a year earlier, an increase of 14 percent. The increased spending for the three-month period in 2013 compared with the same period in 2012 is attributed to the continued development of InterMune’s commercial infrastructure and investments in the pre-launch and launches of Esbriet in Europe and Canada.

InterMune reported a net loss for the first quarter of 2013 of $49.9 million, or $0.64 per share, compared with a net loss of $46.6 million, or $0.72 per share, in the first quarter of 2012. Per share amounts included gains from the role of Actimmune® (interferon gamma-1b) in discontinued operations of $0.01 per share and $0.03 per share in the first quarters of 2013 and 2012, respectively.

As a result of the June 19, 2012 divestiture of Actimmune, historical Actimmune revenue, cost of goods sold, operating costs, and tax impact are reported in discontinued operations in this and future financial statements and therefore do not appear in the comparisons above regarding on-going operations.

As of March 31, 2013, InterMune had cash, cash equivalents and available-for-sale securities of approximately $441.9 million. The March 31, 2013 cash balances include net proceeds from InterMune’s concurrent offerings of common stock and convertible notes, which were completed in January 2013.

Guidance for 2013 Revenue and Operating Expenses

The company reiterated its forward-looking financial guidance as announced on January 3, 2013, for Esbriet revenue and operating expenses in 2013:

•	Esbriet revenue: currently projected to be in a range of $40 to $70 million. This includes:

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Projected revenue in a range of $40 to $55 million in countries where Esbriet is currently launched (Germany, France, Canada and seven so-called mid-sized European countries). This range accounts for the impact on revenues of the time required to comply with provincial procedures in Canada before governmental reimbursement of Esbriet in all 10 provinces is typically obtained.

•	Projected revenue in a range of $0 to $15 million in countries where Esbriet is not yet launched at this time. Countries in this layer of guidance are as follows:

•	Italy – expected launch by mid-June.

•	UK – expected launch by mid-August.

•	Spain – update to be provided in the fourth quarter of 2013.

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Three mid-sized European countries – Finland launch expected in June; Ireland pricing and reimbursement process conclusion expected in June and if terms are acceptable, a launch in the third quarter; and an update to be provided on the Netherlands in the fourth quarter of 2013.

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NOTE: The $0 to $15 million range accounts for the impact on revenues of the several quarters needed to comply with various regional access procedures in Italy (and if pricing and reimbursement terms are agreed in Spain), before patient access to Esbriet can be achieved in every region.

•	R&D expense: currently anticipated to be in a range of $100 to $120 million.

•	SG&A expense: currently anticipated to be in a range of $145 to $165 million.

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be in a range of $245 to $285 million.

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 4:30 p.m. EDT to discuss business highlights and financial results for the first quarter 2013. Interested investors and others may participate in the conference call by dialing 800-891-8257 (U.S.) or +1-212-271-4651 (international), conference ID# 21655193. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 800-633-8284 (U.S.) or +1 402-977-9140 (international), and entering the conference ID# 21655193. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, the company is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive, irreversible, unpredictable and ultimately fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU and Canada as Esbriet® and is currently in a Phase 3 clinical trial to support regulatory registration in the United States. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation InterMune’s expectation regarding its anticipated timing of concluding pricing and reimbursement discussions and/or initiating commercial launches for Esbriet in various European countries, including England, Wales, Italy, Finland, Ireland, the Netherlands and Spain; the estimated size of the patient population in Canada suffering from IPF and InterMune’s expectations with respect to Canada of securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans including the timing thereof; InterMune’s expectation regarding the results of the ASCEND study, including the timing of availability of such results, and the prospects of success thereof and meeting the goal of bringing Esbriet to IPF patients in the United States; InterMune’s expectation in building its Esbriet franchise in North America; and InterMune’s projected revenue from sales of Esbriet and operating expenses for 2013. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 1, 2013 (the “Form 10-K”) and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in Europe and Canada, including successfully establishing a commercial operation in Europe and Canada and receiving favorable governmental pricing and reimbursement approvals in the various European countries and securing coverage from private insurance plans and reimbursement from public (provincial) drug reimbursement plans in Canada; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, including, when available, its Quarterly Report on Form 10-Q for the three months ended March 31, 2013, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet® is a registered trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31
	2013	2012
Revenue, net
Esbriet	$10,530	$4,880

Costs and expenses:
Cost of goods sold	2,376	860
Research and development	25,876	23,212
Selling, general and administrative	29,976	26,284

Total costs and expenses	58,228	50,356

Loss from operations	(47,698)	(45,476)

Interest income	137	145
Interest expense	(3,483)	(2,205)
Embedded conversion derivative	8,758	—
Loss on extinguishment of debt	(7,900)	—
Other income (expense)	480	(985)

Loss from continuing operations before income taxes	(49,706)	(48,521)
Income tax expense (benefit)	399	(176)

Loss from continuing operations, net of taxes	(50,105)	(48,345)

Income from discontinued operations, net of taxes	230	1,715

Net loss	$(49,875)	$(46,630)

Basic net income (loss) per common share:
Continuing operations	(0.65)	(0.75)
Discontinued operations	0.01	0.03

	$(0.64)	$(0.72)

Shares used in computing basic net income (loss) per share	77,411	64,658

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2013	December 31, 2012
Cash, cash equivalents and available-for-sale securities	$441,939	$307,986
Acquired product rights, net	18,000	18,250
Other assets	41,744	37,230

Total assets	$501,683	$363,466

Total other liabilities	$48,163	$56,899
Convertible notes, net	288,937	240,250
Stockholders’ equity	164,583	66,317

Total liabilities and stockholders’ equity	$501,683	$363,466

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